Exhibit 99.2

Implant Sciences Extends Credit Agreements

Wilmington, MA – July 21, 2016 – Implant Sciences Corporation (OTCQB:IMSC), a leading manufacturer of explosives trace detection (ETD) solutions for Department of Homeland Security (DHS) applications, today announced the extension of its secured credit agreements with DMRJ Group, LLC (DMRJ) and Montsant Partners LLC (Montsant).

The Company amended its credit arrangements with DMRJ Group LLC and Montsant Partners LLC to extend the maturity date of its obligations that were otherwise due to October 31, 2016. The Company had previously agreed with DMRJ and Montsant to extend the obligations under the Omnibus Fourteenth Amendment to Credit Agreement and Sixteenth Amendment to Note and Warrant Purchase Agreement (the 14th Amendment), subject to certain conditions and post-closing effectiveness conditions.  However, despite the best efforts of the Company, DMRJ and Montsant, certain post-closing effectiveness conditions to the 14th Amendment with respect to the delivery of an opinion of counsel and payment of the fees and expenses of DMRJ and Montsant were not satisfied, resulting in the Company being in default of its obligations to DMRJ and Montsant since March 31, 2016. As consideration for this extension, the conversion price for its September 2012 convertible promissory note was reduced from $1.09 to $.19 per share for up to $7M of obligations and the remaining conversion rights under such note and the February 2013 convertible promissory note were waived.

“We are thankful to our lenders for continuing to support Implant Sciences as we continue to execute on our strategy within the ETD business” said Bill McGann, CEO of Implant Sciences. “We believe that additional time to develop the fundamentals of the ETD business and to explore and execute on our strategic alternatives will be beneficial to the shareholders of the Company”.

Late last year the Company announced that it had begun a process to evaluate strategic opportunities in response to its rapid growth and changing market conditions. The Company believes that securing the debt extension is a vital part of any process to explore strategic alternatives in the ETD business.

Additionally, the Company is currently exploring the purchase of another unique business with applications in the defense and homeland security spaces. As an accommodation to allow the Company to pursue such an acquisition both financially and legally, the Company has issued a conditional warrant to DMRJ to purchase up to 50,657,894 shares of the Company’s common stock at an exercise price of no lower than $.19 per share for a period of 5 years. The warrant will be cancelled if the acquisition is not completed.

The maturity of the BAM note has been extended as well from June 29, 2016 to October 30, 2016, one day before the maturity of the DMRJ and Montsant notes.

Detailed information on the extensions will be made available by the Company in a Current Report on Form 8-K to be filed in accordance with SEC guidelines.

About Implant Sciences

Implant Sciences is a leader in developing and manufacturing advanced detection capabilities to counter and eliminate the ever-evolving threats from explosives and drugs. The Company's team of dedicated trace detection experts has developed proprietary technologies used in its commercial products, thousands of which have been sold across more than 70 countries worldwide. The Company's ETDs have received approvals and certifications from several international regulatory agencies including the TSA in the U.S., ECAC in Europe, CAAC and the Ministry of Public Safety in China, Russia FSB, STAC in France, and the German Ministry of the Interior. It has also received the 2015 GSN Airport/Seaport/Border Security Award for "Best Security Checkpoint”. For further details on the Company and its products, please visit the Company's website at www.implantsciences.com.

Cautionary Note Regarding Forward-Looking Statements

This press release and any statements of employees, representatives and partners of Implant Sciences Corporation (the "Company") related thereto contain or may contain certain “forward-looking statements,” as that term is defined in the Private Securities Litigation Reform Act of 1995.  Such statements may include, without limitation, statements with respect to the Company's plans, objectives, projections, expectations and intentions and other statements identified by words such as "projects," "may," "will," "could," "would," "should," "believes," "expects," "anticipates," "estimates," "intends," "plans," "potential" or similar expressions.  Such statements are based on management’s current expectations and are subject to significant risks and uncertainties (many of which are beyond the Company’s control) that could cause the Company’s actual results to differ materially from the forward-looking statements.  Such risks and uncertainties include, but are not limited to (i) the risk that the Company’s strategic initiatives referenced herein may not actually occur, or if they occur, that they will not benefit the Company’s shareholders, (ii) the risk that deployment of the Company’s devices may not occur as planned, (ii) the risk that there is no guaranty that the Transportation Security Administration (TSA) or any other U.S. or foreign government and law enforcement agencies or commercial consumers will purchase any of the Company’s explosives detection products or that any new products the Company may develop will be accepted by the TSA or by such other governments, agencies or consumers, (iii) economic, political and other risks associated with international sales and operations could adversely affect the Company’s sales, (iv) the Company’s business is subject to intense competition and rapid technological change, and the Company’s ability to generate revenue and profit will depend on its ability to develop and introduce new products and (v) other risks and uncertainties described in the Company’s filings with the Securities and Exchange Commission, including its most recent Forms 10-K, 10-Q and 8-K.  In light of these risks and uncertainties, readers are cautioned that actual results may differ significantly from those described or anticipated in the forward-looking statements.  The Company undertakes no obligation to publicly update any forward-looking statements, whether as a result of new information, future presentations or otherwise, except as required by applicable law.

Contact:

Implant Sciences Corporation Investor Relations

Company Contact:

Glenn King

732-747-0702